Exhibit 10.3

FINAL

AMENDMENT NO. 1 TO CO-PROMOTION AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) TO THE CO-PROMOTION AGREEMENT DATED MARCH 15, 2020 (the “Agreement”) is entered into as of May 26, 2020 by and between ACELRX PHARMACEUTICALS, INC., a Delaware corporation, having an address of 351 Galveston Drive, Redwood City, California 94063 (hereinafter referred to as “AcelRx”), and TETRAPHASE PHARMACEUTICALS, INC., a Delaware corporation, having an address of 480 Arsenal Way, Suite 100, Watertown, Massachusetts 02472 (hereinafter referred to as “Tetraphase”). AcelRx and Tetraphase are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

AGREEMENT

WHEREAS, the Parties wish to amend the Agreement in light of market and other developments and restrictions resulting from the Covid-19 pandemic;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.	MARKETING PLAN

The Marketing Plan entered into by the Parties at the time of execution of the Agreement is hereby modified as follows:

(a) The co-promotion activities set forth under the Agreement and/or the Marketing Plan shall not begin until June 1, 2020, notwithstanding any other date or time frame set forth in either the Agreement or the Marketing Plan. Beginning on June 1, 2020, (1) Tetraphase hereby agrees that each member of the Tetraphase Sales Force shall (i) use reasonable efforts to conduct in the aggregate forty (40) Calls per calendar month whereby twenty (20) Calls will include AcelRx Products as the Primary Presentation and the other twenty (20) Calls will include AcelRx Products as the Secondary Presentation and (ii) conduct Calls at ten (10) separate health care organizations per calendar month; and (2) AcelRx hereby agrees that each member of the AcelRx Sales Force shall (i) use reasonable efforts to conduct in the aggregate forty (40) Calls per calendar month whereby twenty (20) Calls will include Tetraphase Products as the Primary Presentation and the other twenty (20) Calls will include Tetraphase Products as the Secondary Presentation and (ii) conduct Calls at ten (10) separate health care organizations per calendar month. The Parties agree that from June 1, 2020 until December 31, 2020, the mandatory Calls can be aggregated during this time frame, such that each member of the respective Party’s Sales Force must (i) make two hundred eighty (280) Calls, of which one hundred forty (140) Calls must include the other Party’s Products as the Primary Presentation and the other one hundred forty (140) Calls must include the other Party’s Products as the Secondary Presentation and the aggregated two hundred eighty calls (280) with a target of forty (40) Calls per month must be conducted at ten (10) separate health care organizations on a monthly basis. This can constitute 70 separate health care organizations or the same 10 health care organizations on the list of the Tier 1 and Tier 2 institutions every month; such health care organizations must either (A) be set forth in the Agreement and defined as a Target Audience or (B) be agreed upon by the JMSC. Due to the COVID-19 pandemic, the Parties agree to review these guidelines periodically in order to allow for flexibility in responding to federal, state and local government requirements.

(b) The term “Call” shall include (1) a face to face meeting; (2) a video conference; (3) a telephone call; or (4) a substantive e-mail exchange.

(c) The Calls shall be made to an appropriate health care provider affiliated with a health care organization defined as a Target Audience or otherwise agreed upon by the JMSC. Any Call not made to a healthcare provider affiliated with such a health care organization shall not be included in the minimum number of Calls required as set forth herein.

(d) Through December 31, 2020, the Calls may be made to Tier 1, Tier 2 and Tier 3 heath care organizations to qualify for inclusion in the minimum set forth herein; provided that such health care organizations are defined as a Target Audience or otherwise agreed upon by the JMSC. Calls on Tier 3 accounts should focus on those accounts affiliated with Tier 1 or Tier 2 accounts.

(e) The AcelRx Sales Force and the Tetraphase Sales Force shall be trained on the requirements set forth in this Amendment as well as the requirements of inputting data into each Party’s respective proprietary Veeva system.

(f) To the extent that any member of the Tetraphase Sales Force voluntarily terminates employment with or is involuntarily terminated by Tetraphase (the “Terminated Tetraphase Employee”), beginning forty-five (45) calendar days following such termination Tetraphase shall use commercially reasonable efforts to make Calls in the territory of the Terminated Tetraphase Employee, or rehire and train a new employee for the vacated territory. The agreed upon call frequency starts once the new representative has completed training. To the extent any member of the AcelRx Sales Force voluntarily terminates employment with or is involuntarily terminated by AcelRx (the “Terminated AcelRx Employee”), beginning forty-five (45) calendar days following such termination AcelRx shall use commercially reasonable efforts to make Calls in the territory of the Terminated AcelRx Employee, or rehire and train a new employee for the vacated territory. The agreed upon call frequency starts once the new representative has completed training.

(g) The Calls shall be documented in each Parties’ proprietary Veeva system. The Tetraphase Sales Force must log Calls within three (3) business days of the Call occurring. The AcelRx Sales Force must log Calls within three (3) business days of the Call occurring. For any month, AcelRx shall deliver to Tetraphase the number of Calls made by the AcelRx Sales Force during the prior month; this call delivery shall be calculated by the fifth (5th) business day of the following month. For any month, Tetraphase shall deliver to AcelRx the number of Calls made by the Tetraphase Sales Force during the prior month; this call delivery shall be calculated by the fifth (5th) business day of the following month.

(h) The respective Veeva systems used by the Parties to track activities under the Agreement and this Amendment shall be re-configured as necessary and appropriate to permit compliance with the Agreement and this Amendment. Moreover, the reports generated by the Veeva system in compliance with the Agreement and this Amendment shall be of such form and detail as mutually agreed to by the Parties, with periodic changes as needed.

2.	GENERAL PROVISIONS

2.1 Definitions; Full Force and Effect. Any and all capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement. All other provisions of the Agreement remain in full force and effect.

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IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Amendment as of the date first written above.

ACELRX PHARMACEUTICALS, INC.		TETRAPHASE PHARMACEUTICALS, INC.

By:	/s/ Vincent J. Angotti	By:	/s/ Larry Edwards
Name:	Vincent J. Angotti	Name:	Larry Edwards
Title:	CEO	Title:	President and CEO